EXHIBIT 21.1

Liquidmetal Technologies, Inc. has five material direct subsidiaries and one material indirect subsidiary, as follows:

(a) Liquidmetal Golf: Liquidmetal Technologies holds 79.19% of the issued and outstanding common stock of Liquidmetal Golf, a California corporation.

(b) Crucible Intellectual Property, LLC.:  Liquidmetal Technologies owns 100% of the equity of Crucible Intellectual Property, LLC., a Delaware limited liability company.

(c) Liquidmetal Asia Holdings Limited: Liquidmetal Technologies owns 100% of the equity of Liquidmetal Asia Holdings Limited, a Hong Kong limited company.

(d) Hangzhou Feifeng Liquidmetal Co., Ltd.: Through Liquidmetal Asia Holdings Limited, Liquidmetal Technologies owns 70% of the equity of Hangzhou Feifeng Liquidmetal Co., Ltd., a Chinese limited liability company.

(e) Valencia, LLC: Liquidmetal Technologies owns 100% of the equity of Valencia, LLC, a Delaware limited liability company.

(f) Liquidmorphium, LLC: Liquidmetal Technologies owns 100% of the equity of Liquidmorphium, LLC, a Delaware limited liability company.